EXHIBIT 99.1
POLYONE NAMES ROBERT M. PATTERSON SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
CLEVELAND – May 6, 2008 – PolyOne Corporation (NYSE: POL) announced today that Robert M. Patterson has been named senior vice president and chief financial officer, effective May 12. Patterson will succeed W. David Wilson, who has served as chief financial officer since PolyOne’s inception in 2000. Wilson plans to retire from PolyOne later this year upon completing the transition of the company’s financial function leadership. During this transition, he will serve as senior vice president and continue to report directly to Stephen D. Newlin, chairman, president and chief executive officer.
“With the addition of Bob Patterson, we gain a proven executive with solid international experience and a keen strategic perspective,” said Newlin. “Bob’s diverse skill set, coupled with his deep understanding of operations and industrial markets, will be invaluable to us as we move forward with our growth agenda.”
Newlin added, “On behalf of the Board of Directors and PolyOne employees around the world, I want to thank Dave Wilson for his dedicated service and diligent stewardship throughout his 30-year career with PolyOne and its predecessors. His counsel and insight have been instrumental to the creation of PolyOne – from the initial public offering of our legacy Geon business to its merger with M.A. Hanna to the development of our transformational strategy.”
Prior to joining PolyOne, Patterson was vice president and treasurer at Novelis, Inc., a $9.8 billion, international manufacturer of aluminum-rolled products based in Atlanta. Earlier he served as vice president, controller and chief accounting officer.
Patterson previously held a number of financial positions of increasing responsibility with SPX Corporation (NYSE: SPW), a $4.8 billion global provider of flow technology; test and measurement systems; thermal equipment and services; and industrial products and services, based in Charlotte, N.C. In his final position at SPX, he served as vice president and segment chief financial officer for the company’s Thermal and Flow Technology segments, which had aggregate revenues of approximately $2.1 billion.
Patterson received his B.B.A. and M.A. in accounting from the University of Michigan. He began his career in the Detroit office of Arthur Andersen LLP, and rose through the ranks to audit manager in Chicago.

“Throughout his career, Bob has proven to be a critical thinker and a passionate, high-energy leader who knows how to build teams and develop talent,” said Newlin. “We are delighted to have him join the senior management team of PolyOne.”
About PolyOne
PolyOne Corporation, with annual revenues of more than $2.7 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our new website at www.polyone.com.
# # #
For more information, please contact: Kenneth M. Smith, senior vice president, chief information and human resources officer, at 440-930-1313 or ken.smith@polyone.com.